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		<FILENAME>exhibit1.txt
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		CERTIFICATE OF FORMATION OF
		Royal B. Y Investment Management LLC.



		Exhibit 1


		CERTIFICATE OF FORMATION
		OF
		Royal B. Y Investment Management LLC

		(A Delaware Limited Liability Company)

		First: 	The name of the limited liability company is:
			Royal B. Y. Investment Management LLC.

		Second: Its registered office in the State of Delaware is located at 25
			Greystone Manor, Lewes, Delaware 19958, County of Sussex.

		The registered agent in charge thereof is Harvard Business Services,Inc.

		Third: The company shall be managed by Managing Members with full powers
		to operate and bind the undertaking subject to the terms and conditions
		in the Limited Liability Company Agreement. The Managing Members of the
		company, who shall serve until their successors are elected are:

		The names of the Managing Members shall be:

		Yun Huang

		Fourth: The company may establish designated series of members, managers or
		membership interests. In the event said series are established, then the
		debts,liabilities and obligations incurred by one series shall not be
		enforceable against the assets of any other series, and not against the
		assets of the company generally.

		IN WITNESS WHEREOF, I Richard H. Bell, being fully authorized to execute
		and file this document have signed below and executed this Certificate of
		Formation on this 10th day of May, 2005.

		Richard H. Bell
		Authorized Person







		Apostille

		(Convention de La Haye du 5 Octobre 1961)

		1.  Country: United States of America This public document:
		2.  has been signed by Harriet Smith Windsor
		3. acting in the capacity of Secretary of State of Delaware
		4. bears the seal/stamp of Office of Secretary of State Certified
		5.  at Doverr Delaware
		6.  the eleventh day of May, A.D. 2005
		7. by Secretary of State, Delaware Department of State
		8. No. 0253152
		9. Seal/Stamp




		10. Signature

		Harriet Smith Windsor
		Secretary of State